Exhibit 2.1
ASSET PURCHASE AGREEMENT
by and among

SWK TECHNOLOGIES, INC.,
as Buyer

and

NEAL L. WOLF, ESQ.,
not individually, but solely in his capacity as Trustee-Assignee of the Trust Agreement and Assignment for the Benefit of Creditors of Hightower, Incorporated, as Seller

and

HIGHTOWER, INC.,

and

the STOCKHOLDERS
listed on the signature pages hereto,

June 14, 2012

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	BASIC TRANSACTION	7

Section 2.01	Purchase and Sale of Assets	7
Section 2.02	Purchase Price	7
Section 2.03	Excluded Assets	7
Section 2.04	Excluded Liabilities	7
Section 2.05	Closing	7
Section 2.06	Deliveries at the Closing	7
Section 2.07	Allocation	8
Section 2.08	Transfer and Maintenance of Books and Records	8

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER, HIGHTOWER AND STOCKHOLDERS	8

Section 3.01	Organization of Hightower and Stockholders	9
Section 3.02	Authorization of Transaction; Enforceability	9
Section 3.03	Noncontravention	9
Section 3.04	Brokers’ Fees	9
Section 3.05	Client Lists	10
Section 3.06	Events Subsequent to Letter of Intent	10
Section 3.07	Contracts	11
Section 3.08	Litigation	11
Section 3.09	Warranties	12
Section 3.10	Title to Tangible Personal Property	12
Section 3.11	Intellectual Property	12
Section 3.12	Employees	13
Section 3.13	Accounts Receivable	13
Section 3.14	Disclosure	14
Section 3.15	Assignment	14

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER	14

Section 4.01	Organization of Buyer	14
Section 4.02	Authorization of Transaction	14
Section 4.03	Noncontravention	15
Section 4.04	Brokers’ Fees	15
Section 4.05	No Other Representations and Warranties	15
Section 4.06	Transition	15

ARTICLE 5	POST-CLOSING COVENANTS	15

Section 5.01	General	15
Section 5.02	Litigation Support	16
Section 5.03	Proprietary Information	16
Section 5.04	Solicitation and Hiring	16
Section 5.05	Non-Competition	16
Section 5.06	Apportionment	16
Section 5.07	Alternate Forms of Asset Transfer	17
Section 5.08	Use of Proceeds	17
Section 5.09	Certain Tax Considerations	17

ARTICLE 6	CONDITIONS TO OBLIGATION TO CLOSE	17

Section 6.01	Conditions to Obligation of Buyer	17
Section 6.02	Conditions to Obligation of Seller	18

ARTICLE 7	REMEDIES FOR BREACHES OF THIS AGREEMENT	19

Section 7.01	Survival	19
Section 7.02	Indemnification	19
Section 7.03	Matters Involving Third Parties	19
Section 7.04	Right of Offset	20

ARTICLE 8	EMPLOYEES OF THE BUSINESS	21

Section 8.01	No Obligations to Employees	21
Section 8.02	Commission Payments Owed By Seller	21

ARTICLE 9	MISCELLANEOUS	21

Section 9.01	Press Releases and Public Announcements	21
Section 9.02	No Third-Party Beneficiaries	21
Section 9.03	Entire Agreement	21
Section 9.04	Succession and Assignment	21
Section 9.05	Counterparts	21
Section 9.06	Headings	22
Section 9.07	Notices	22
Section 9.08	Governing Law	23
Section 9.09	Amendments and Waivers	23
Section 9.10	Severability	23
Section 9.11	Expenses	24
Section 9.12	Construction	24
Section 9.13	Incorporation of Exhibits and Schedules	24
Section 9.14	No Breach of Fiduciary Duty Required	24

Exhibits/Schedules

Exhibit A	Form of Consulting Agreement
Exhibit B	Form of Consulting Agreement
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Opinion of Counsel to Seller
Exhibit E	Client Lists

Disclosure Schedule                                           Schedule with respect to Representations and Warranties

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of June 14, 2012, by and among SWK TECHNOLOGIES, INC., a Delaware corporation, located at 5 Regent Street, Suite 520, Livingston, New Jersey 07039 (“Buyer”); NEAL L. WOLF, ESQ., of Neal Wolf & Associates, LLC, located at 155 North Wacker Drive, Suite 1910, Chicago, Illinois 60606, not individually, but solely in his capacity as Trustee-Assignee of the Trust Agreement and Assignment for the Benefit of Creditors of Hightower, Incorporated (“Seller”); and HIGHTOWER INC., an Illinois corporation, located at 4709 Golf Road, Skokie, Illinois 60076 (“Hightower”), and the STOCKHOLDERS listed on the signature pages hereto (each individually, a “Stockholder” and collectively, the “Stockholders”), who own all of the issued and outstanding capital stock of Hightower.  Buyer, Seller, Hightower and Stockholders are sometimes each referred to separately as a “Party” and collectively herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, Hightower and the Stockholders were primarily engaged in the business of developing and selling enterprise resource planning and similar software applications, including proprietary Enhancements for small and middle market companies in North America;

WHEREAS, Hightower is indebted to various persons, lenders, corporations and other entities and is unable to pay its debts in full;

WHEREAS, on or about May 1, 2012, Hightower transferred, conveyed and assigned all of its property and assets to Neal L. Wolf, Esq., not individually, but solely as Trustee-Assignee under a certain Trust Agreement and Assignment for the Benefit of Creditors of Hightower, Incorporated (“Trust Agreement”);WHEREAS,  in accordance with his duties and obligations as Trustee-Assignee under the Trust Agreement, Seller has determined, with the approval and consent of Hightower’s primary lender, First Merit Bank, N.A., that the transaction contemplated by this Agreement is in the best interest of Hightower’s creditors, and has agreed to sell certain assets to Buyer, and Buyer wishes to purchase from Seller certain assets with respect to the Business on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings assigned to them in this Article 1:

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Hightower and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Hightower, (b) all other accounts or notes receivable of Hightower and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Acquired Assets” means all the following assets of the Business:

(a) the Client Lists, along with all rights, benefits and privileges arising thereunder or with respect thereto which are set forth on Exhibit E attached hereto;

(b) the Contracts, along with all rights, benefits and privileges arising thereunder or with respect thereto which are set forth on Section 3.07 of the Disclosure Schedule;

(c) all books, records, files, correspondence and other documents relating to the Business, Client Lists, Contracts and Intellectual Property;

(d) certain tangible personal property (such as equipment and furniture) which are set forth in Section 3.10 of the Disclosure Schedule;

(e) the Intellectual Property of the Business including, without limitation, the Intellectual Property which is set forth in Section 3.11 of the Disclosure Schedule;

(f) all goodwill of Hightower and all other assets related to or used in connection with the Business so long as they are related to an Acquired Asset;

(g) all Accounts Receivable relating to the Business which are set forth in Section 3.13 of the Disclosure Schedule;

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  The term “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other equity interests, by contract or otherwise).

“Agreement” has the meaning set forth in the preface above.

“Applicable Law” means any constitutional provision, statute or ordinance, whether foreign, federal, state or local, applicable in the United States or any other nation, including any other law, rule, regulation, judgment, injunction, order, executive order, ruling, assessment, writ, decree or interpretation thereof of any Governmental Entity, or any common law.

“Business” has the meaning set forth in the first recital above.

“Business Day” means any day other than a day that is a Saturday, Sunday or legal holiday in New York, New York.

“Buyer” has the meaning set forth in the preface above.

 “Client Lists” means any and all lists, spreadsheets, worksheets and tables of any type or form identifying each and every client of Hightower since inception of the Business (including those engagements where no writing may exist) which are listed on Exhibit E attached hereto.

“Closing” has the meaning set forth in Section 2.05 below.

“Closing Date” has the meaning set forth in Section 2.05 below.

“Code” means the Internal Revenue Code of 1986, as amended.

 “Contracts” means the following: (i) all employment agreements from September 16, 2011 to March 16, 2012; (ii) all customer software applications and/or partner proposals containing specifications of modifications to software from March 16, 2010 to March 16, 2012; (iii) all Licenses; (iv) all non-compete and non-solicitation agreements; and (v) all active leases applying to any equipment located in the offices of Hightower.

“Disclosure Schedule” has the meaning set forth in Article 3 below.

“Employees” means the employees of the Business.

“Environmental Law” means a legal rule pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as the same have been amended from time to time: (i) Clean Air Act (42 U.S.C. § 7401, et seq.); (ii) Clean Water Act (33 U.S.C. § 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.); (iv) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. § 300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. § 2601, et seq.); (vii) Rivers and Harbors Act (33 U.S.C. § 401, et seq.); (viii) Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); together with all other legal rules regulating emissions, discharges, releases or threatened releases of any hazardous substance into ambient air, land, surface water, groundwater, personal property or structures, or otherwise regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of any hazardous substance.

“Excluded Assets” means all other assets, properties, rights and claims (other than the Acquired Assets) of Hightower of any nature whatsoever and wherever situated.

“Excluded Liabilities” means all liabilities of Hightower of any nature whatsoever and wherever situated, including without limitation:

(a) any liabilities or obligations that should have been paid prior to the Closing Date relating to any employee, any Plan, any employee benefits or commissions, salaries, wages or other compensation arrangements existing on or prior to the Closing Date with respect to Hightower or the Business;

(b) any other liability or obligation, to the extent related to an Excluded Asset;

(c) any payment obligation of Hightower to vendors or other service providers for goods and/or services;

(d) any Taxes of Hightower and any other Taxes accruing on or prior to the Closing Date;

(e) any liabilities relating to any current pending or threatened litigation, arbitration or any other Proceeding against Hightower or any future litigation, arbitration or Proceeding relating to the Acquired Assets to the extent related to events occurring prior to the Closing Date;

(f) any liabilities arising out of any violation of Environmental Law;

(g) any liabilities not related to the Acquired Assets;

(h) any liabilities for legal fees and expenses of Hightower related to the transactions contemplated hereby; and

(i) any other liabilities or obligations of Hightower or the Business accruing on or prior to the Closing Date.

 “GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” shall mean any government (including any United States of foreign federal, state, provincial, cantonal, municipal or county government), any political subdivision thereof and any governmental, administrative, ministerial, regulatory, central bank, self-regulatory, quasi-governmental, taxing, executive, or legislative department, commission, body, agency, authority or instrumentality of any thereof.

“Indemnified Party” has the meaning set forth in Section 7.03 below.

“Indemnifying Party” has the meaning set forth in Section 7.03 below.

“Intellectual Property” means: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereon, and patents, patent applications and patent disclosures, together with reissues, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, URLs, domain names and corporate names, together with translations, adaptations, derivations, and combinations thereof, and including but not limited to goodwill associated therewith, applications, registrations and renewals in connections therewith including, without limitation, the names “Hightower,” “Hightower, Inc.,” “Hightower POS,” Hightower P2,” “MultiBin,” “Click2PayNow,” “Direct Deposit,” “Gift Card for Point of Sale Professional,” “MASTransit,” “Laser Checks,” “Multi-Bin Advanced Distribution,” “Point of Sale Professional,” “Retainer Control,” “RemoteXerver,” “ScanBlaster,” “Time & Billing,” “Time & Billing Professional,” “Timekeeper” and any names similar thereto, and the rights to use the Internet domain name “http://www.hightowerinc.com” and all iterations and permutations thereof, together with all logos, slogans, trademarks, and service marks relating thereto used by Hightower in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connections therewith, mask works and applications, registrations and renewals in connections therewith; (d) trade secrets and confidential business information (including but not limited to research and development, know-how, formulas, compositions, manufacturing and reproductions processes and techniques, methods, schematics, technology, flowcharts, block diagrams, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (e) computer software (including but not limited to data related documentation); (f) copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (g) licenses, sublicenses, permissions or contacts in connection with any of the foregoing.

“Intellectual Property Rights” means the rights or interest of any Person in or to any Intellectual Property.

“Judicial Authority” shall mean any court, arbitrator, special master, receiver, tribunal or similar body of any kind.

“Knowledge” means actual knowledge of a Person after due inquiry.

“License” means any agreement between Hightower and end user which establishes rights under which Hightower’s software application may be used.

 “Material Adverse Effect” means (i) with respect to Hightower, a material adverse effect on (A) the Acquired Assets, (B) the ability of Hightower to perform its obligations under this Agreement, or (C) the validity or enforceability of this Agreement, and (ii) with respect to Buyer, a material adverse effect on (A) the ability of Buyer to perform its obligations under this Agreement, or (B) the validity or enforceability of this Agreement.

“Notice of Claim” has the meaning set forth in Section 7.03.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

 “Proceeding” shall mean any action, suit, counter-claim, arbitration, mediation, litigation, inquiry, hearing, investigation or other proceeding of any kind involving any Governmental Entity, any Judicial Authority or any other Person.

“Product” “Product Lines” and “Enhancements” mean any of the following products created by HighTower: ccEtrust, Click2PayNow, Direct Deposit, Gift Card Expansion Pack, MAStransit, MICR Encoded Laser Checks, Multi-bin Advanced Distribution, Point of Sale Professional, Professional Retainer Control, RemoveXerver, ScanBlaster, Time and Billing, Time and Billing Professional, and Timekeeper.

“Purchase Price” has the meaning set forth in Section 2.02 below.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Hightower” has the meaning set forth in the preface above.

 “Stockholder” has the meaning set forth in the preface above.

 “Taxes” means (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any Governmental Entity on such entity, and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another entity, a member of an affiliated or combined group, a contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, exhibit or attachment thereto.

“Third Party Claim” has the meaning set forth in Section 7.03 below.

“Trust Agreement” means the Trust Agreement and Assignment for the Benefit of Creditors of Hightower, Incorporated executed on or about May 1, 2012.

ARTICLE 2

BASIC TRANSACTION

Section 2.01                       Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing in consideration of the payments by Buyer of the Purchase Price, plus such other amounts, as specified below in Section 2.02.

Section 2.02                      Purchase Price.  Payments shall be made (the “Purchase Price”) by wire transfer of immediately available funds for disbursement in accordance with the following: (i) on the Closing Date, Buyer shall pay Seller $350,000 in cash; (ii) on the Closing Date, Buyer shall deliver fifty percent (50%) of the outstanding balance of Hightower’s outstanding payroll taxes not to exceed $60,005.96 in the form of a certified check in favor of the US Treasury to Seller towards payment of Hightower’s outstanding payroll taxes due and owing to the Internal Revenue Service; (iii) on the Closing Date, the Stockholders shall collectively deliver the balance of Hightower’s outstanding payroll taxes due and owing to the Internal Revenue Service in the form of a certified check in favor of the US Treasury to Seller towards payment of Hightower’s outstanding payroll taxes due and owing to the Internal Revenue Service; (iv) on the Closing Date, Buyer shall enter into a consulting agreement with Jeffrey Rosengarden substantially in the form attached hereto as Exhibit A; and (v) on the Closing Date, Buyer shall enter into a consulting agreement with Robert Nordin substantially in the form attached hereto as Exhibit B.

Section 2.03                       Excluded Assets.  Notwithstanding anything herein to the contrary, the Acquired Assets shall not include and Buyer shall not acquire any right, title or interest in and to the Excluded Assets.

Section 2.04                       Excluded Liabilities.  Notwithstanding anything herein to the contrary, Buyer shall not assume or have responsibility for any liabilities of any type whatsoever.

Section 2.05                       Closing.  The Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place three Business Days following the satisfaction or waiver of the conditions set forth in Article 6 or at such other date and time that the Parties may mutually agree, at the offices of Lucosky Brookman LLP, located at 33 Wood Avenue South, Iselin, New Jersey 08830.  The date on which the Closing occurs is referred to herein as the (“Closing Date”) and the Closing shall be deemed effective as of 12:00 p.m. New York time on the Closing Date.

Section 2.06                       Deliveries at the Closing.  At the Closing, (i) Hightower will deliver to Buyer the various certificates, instruments, and documents referred to in Section 6.01 below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 6.02 below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer (A) a bill of sale in the form attached hereto as Exhibit C, and (B) such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel reasonably may request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller such instruments of assumption as Seller and its counsel reasonably may request; (v) the Parties shall make payments and deliveries in accordance with Section 2.02 herein.

Section 2.07                       Allocation.  The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with Section 2.02 herein, and the Parties shall make all necessary filings (including those under Section 1060 of the Code) in accordance with such allocation.

Section 2.08                       Transfer and Maintenance of Books and Records.

(a) Upon request from Buyer to Hightower, Buyer shall be granted access to the books and records of Hightower within twenty four (24) hours solely for audit purposes.  Seller shall transfer to Buyer at Closing all of the Acquired Assets, including without limitation (i) the Contracts, (ii) the Client Lists, (iii) the Intellectual Property, (iv) the Accounts Receivable, and (v) all tangible personal property.  Seller shall use its best efforts to deliver to Buyer, in such locations as designated by Buyer, actual possession of  the Client Lists and the Contracts, as soon as possible after Closing, but in no event later than ten (10) Business Days after the Closing Date. Any Acquired Assets, including any Client Lists or Contracts, held by Seller after the Closing shall be held by Seller as agent for Buyer pursuant to this Agreement.    In addition, Seller shall within five (5) Business Days of receipt forward to Buyer all notices, correspondence and other documents received from customers, lenders, vendors or other similar Persons, which documents relate to the Acquired Assets and are received by Seller after the Closing. Nevertheless, Seller shall retain those documents, agreements and all other books and records relating primarily to any Excluded Asset or Excluded Liability.

(b) Any books and records relating to the Acquired Assets or the Business held by either Seller, Hightower or the Buyer after Closing shall be maintained in accordance with (and for the period provided in) that party's record keeping policies and procedures. Throughout that period, the party holding any such books and records shall comply with the reasonable request of the other party to provide copies of specified documents.  The requesting party shall give reasonable notice of any such request.  Without limiting the foregoing, neither party will destroy any books or records relating to the Acquired Assets or the Business before the fifth (5th) anniversary of the Closing without first providing sixty (60) days written notice to the other party.  Subject to any obligation to keep the records confidential, the party receiving the notice shall be permitted to inspect any such records and to take possession of them, provided that it shall reimburse the party providing the notice for any reasonable, out-of pocket expense incurred in that regard.  Notwithstanding anything to the contrary contained herein, the obligations set forth in this Section shall survive the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER, HIGHTOWER AND STOCKHOLDERS

Hightower and each Stockholder  represent and warrant, jointly and severally, to Buyer that the statements contained in this Article 3 are correct and complete as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement or any amendments (or deemed amendments thereto) (the “Disclosure Schedule”). Seller represents and warrants to Buyer that to the best of Seller’s knowledge the statements contained solely in Section 3.02, Section 3.03, and Section 3.04 are correct and complete as of the Closing date except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Article 3.

Section 3.01                       Organization of Hightower and Stockholders.  Hightower and each Stockholder, if an entity, is a corporation or other business entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of organization and is duly qualified to conduct business and is in good standing in each jurisdiction in which the nature of Hightower’s and Stockholders business or the ownership or leasing of each of their properties requires such qualifications.  Hightower has all requisite corporate power and authority to carry on the businesses in which it is engaged, to carry on the Business proposed to be conducted by the Buyer and to own and use the properties owned and used by it.  Hightower has delivered to Buyer correct and complete copies of Hightower ‘s charter and bylaws (as amended to date).

Section 3.02                       Authorization of Transaction; Enforceability.  Seller, Hightower and each Stockholder has the  power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement has been duly authorized by all necessary corporate, stockholder or other action by Seller, Hightower and each Stockholder.  This Agreement has been duly executed and delivered by Seller, Hightower and the Stockholders.  This Agreement constitutes the valid and legally binding obligations of Seller, Hightower and the Stockholders, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

Section 3.03                       Noncontravention.  To the best of Seller’s knowledge, neither the execution and the delivery of this Agreement (including the documents referred to in Section 2.06 above), nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity, or court to which Seller, Hightower or any Stockholder is subject or any provision of the charter, bylaws or other organizational documents of Hightower or any Stockholder, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Hightower or any Stockholder is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Security Interest upon any of the Acquired Assets).

Section 3.04                       Brokers’ Fees.  To the best of Seller’s knowledge, Seller, Hightower, and each Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

Section 3.05                       Client Lists.  To the best of Seller’s knowledge, Exhibit E attached hereto contains a complete and correct list of each Client List, as amended, including the date of such Client List and each amendment thereto.  With respect to each Client List, to the best of Seller’s knowledge:

(a) each Client List is a true, accurate, and complete listing of each and every former clients of the Hightower since inception of the Business;

(b) there are no material disputes or threatened disputes with any Person listed on the Client List;

Section 3.06                       Events Subsequent to Letter of Intent.  To the best of Seller’s knowledge, except for the execution of the Trust Agreement, since Hightower and Buyer entered into that certain letter of intent dated March 22, 2012 (the “Letter of Intent”), (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Material Adverse Effect.  Without limiting the generality of the foregoing, since that date there has not been any:

(a) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(b) creation, incurrence or assumption of any indebtedness (including obligations in respect of capital leases); assumption, guaranty, endorsement or other creation of liability or responsibility (whether directly, contingently or otherwise) for the obligations of any other person or entity; or made any loans, advances or capital contributions to, or investments in, any other person or entity;

(c) commitment to make any capital expenditure in excess of $10,000;

(d) damage, destruction or loss, whether or not covered by insurance;

(e) waiver by Hightower of a right or of debt owed to it;

(f) satisfaction or discharge of any encumbrance or payment of any obligation by Hightower not in the ordinary course of business consistent with past practice and in an aggregate amount exceeding $10,000;

(g) labor dispute, other than routine individual grievances, or any activity or proceeding to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(h) change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or payment of or agreement (written or oral) to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any, director, officer, employee, consultant or agent, or new employment, compensation or deferred compensation agreement (or any amendment of any such existing agreement);

(i) initiation, receipt or settlement of any Proceeding or action affecting Hightower or otherwise material to the Business;

(j) act to (i) accelerate the billing of any customers of Hightower or the collection of any Accounts Receivable of Hightower, (ii) delay the payment of any accounts payable or accrued expenses of Hightower or (iii) defer any expenses of Hightower; or

(k) any agreement, whether oral or written, fixed or contingent, by Hightower to do any of the foregoing.

Section 3.07                       Contracts.    Seller makes no representations or warranties to Buyer with respect to each Contract that is subject to this Agreement.  Hightower has delivered complete and accurate copies of each Contract to the Buyer.  With respect to each Contract:

(a) each Contract is the legal, valid, binding and enforceable obligation of Hightower, and is in full force and effect with respect to Hightower.

(b) Each Contract will continue to be legal, valid, binding, enforceable by Buyer, and in full force and effect immediately following the Closing in accordance with the terms that are in effect immediately prior to the Closing;

(c) Hightower is in material compliance with the terms and conditions of each Contract;

(d) there are no material disputes or threatened disputes with any Person under any Contract;

(e) No party is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract;

(f) no Person has provided Hightower with notice that it intends to terminate any Contract;

(g) to the extent insurance is required under the terms of such Contract, Hightower is in compliance with such requirements.

Section 3.08                       Litigation.  Hightower or the Business is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) a party to or threatened to be made a party to any Proceeding.

(a) the Stockholders are not subject to any Proceeding relating to the Business that could reasonably have a Material Adverse Effect on the Business or is reasonably likely to affect the legality, validity or enforceability of this Agreement or any of the transactions contemplated hereby.

Section 3.09                       Warranties.  Except to provide support services in the Ordinary Course of Business neither the software licensed nor the services delivered by Hightower are subject to any guaranty or, warranty; and there is no right of return, right of credit or other indemnity, except with respect to infringement of third-party intellectual property rights, breach by the Hightower of its obligations under a Contract or as otherwise set forth herein.  Hightower does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

Section 3.10                       Title to Tangible Personal Property.  Section 3.10 of the Disclosure Schedule lists the material tangible personal property of the Business which is used regularly in the Business.  Except as set forth in Section 3.10 of the Disclosure Schedule, Seller has good title to, or a valid leasehold interest in, such tangible assets free of any Security Interests.  All personal tangible property of the Business is freely assignable by Seller to Buyer. Buyer shall not be obligated to remove any tangible personal property from the premises of Hightower.

Section 3.11                       Intellectual Property.

(a) Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all of the material Intellectual Property previously owned, used or held for use by Hightower in the conduct of its Business and there is no other Intellectual Property previously owned, used or held for use by Hightower material to the conduct of its Business.  Such Intellectual Property is the only Intellectual Property necessary to operate the Business materially as it is currently operated.

(b) Neither Hightower nor the license or other use of any Intellectual Property not previously owned by Hightower included in the Acquired Assets has to Hightower’s knowledge violated or infringed, and currently does not violate or infringe, upon the Intellectual Property of any Person.  Hightower has not been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement of any other Person’s Intellectual Property, which Proceedings are still active, and Hightower has no outstanding Proceedings for (or any knowledge of) any continuing infringement of Intellectual Property by any other Person.

(c) As a result of the execution of the Trust Agreement by Hightower, Seller (i) is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Security Interests), any and all Intellectual Property owned by it included in the Acquired Assets, (ii) has rights to the use of all such Intellectual Property used by it pursuant to license, sublicense, agreement, or permissions and, except as set forth in Section 3.11 of the Disclosure Schedule, is not contractually obligated to pay any compensation or grant any rights to any third party in respect thereof and (iii) has the right to require the application of any such Intellectual Property previously owned by Hightower that constitutes an application for registration, including but not limited to all patent applications, trademark application service mark applications, copyright applications and mask work applications, and to transfer ownership to Buyer of the application and of the registration once it issues.

(d) To the best of Seller’s knowledge, Hightower has kept secret and has not disclosed the source code for any Intellectual Property previously owned by Hightower to any Person other than in the Ordinary Course of Business to persons who are subject to the terms of a binding confidentiality agreement with respect thereto.  To the best of Seller’s knowledge, Hightower has taken all appropriate measure to protect the confidential and proprietary nature of any Intellectual Property previously owned by Hightower including without limitation the use of confidentiality agreements with all of its employees or other persons having access to any source and object codes.

(e) To the best of Seller’s knowledge, any and all Intellectual Property previously owned by Hightower included in the Acquired Assets that are registrations, including but not limited to all registered patents, trademarks, service marks, copyrights and masks works, are valid and subsisting and in full force and effect.

(f) Hightower has not granted any licenses to or other rights in any Intellectual Property included in the Acquired Assets to any Person; to Hightower’s knowledge, no Person is currently using such Intellectual Property except in connection with the Business.

(g) The execution, delivery and performance by Seller and the Stockholders of this Agreement and the consummation of the transactions contemplated hereby and thereby shall not alter or impair or result in the loss of any rights or interests of Seller in any Intellectual Property included in the Acquired Assets owned by Seller or as to which Seller obtains any consent to the transactions contemplated hereby and all such Intellectual Property shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.

(h) To the best of Seller’s knowledge, none of the Intellectual Property previously owned by Hightower included in the Acquired Assets, if any, is subject to any outstanding order or agreement restricting in any manner the use of licensing thereof by Hightower.

(i) To the best of Seller’s knowledge, except as set forth in Section 3.11 of the Disclosure Schedule, all of the Intellectual Property used in the Business is freely assignable to Buyer.

Section 3.12                       Employees.  To the best of Seller’s knowledge, each current or past employee of Hightower has entered into a confidentiality/assignment of inventions agreement with Hightower, a copy or form of which has previously been delivered to Buyer.  The Stockholders represent and warrant that each such agreement referenced in the preceding sentence to which Hightower is a party are legal, valid, binding and enforceable and in full force and effect immediately prior to the Closing.

Section 3.13                       Accounts Receivable.  To the best of Seller’s knowledge, all Accounts Receivable of Hightower existing on the business day immediately preceding the Closing Date are reflected on Section 3.13 of the Disclosure Schedule (other than those paid since the date hereof), are valid receivables subject to no setoffs or counterclaims and are current and collectible, net of the applicable reserve for bad debts as of the Letter of Intent.  A complete and accurate list of the Accounts Receivable reflected as of the Letter of Intent, showing the aging thereof, is included in Section 3.13 of the Disclosure Schedule.  All Accounts Receivable of Hightower that have arisen from bona fide third party sales in the ordinary course of business consistent with past practice, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and is scheduled to be collected within 90 days after the date on which it first became due and payable in accordance with their terms at their recorded amounts, except as set forth in Section 3.13 of the Disclosure Schedule.  Hightower has not received any written notice from an account debtor stating that any Account Receivable is subject to any contest, claim or set-off by such account debtor except as set forth in Section 3.13 of the Disclosure Schedule.

Section 3.14                       Disclosure.  No (i) representation or warranty by Hightower or the Stockholders contained in this Agreement or any certificate, or (ii) any statement contained in the Disclosure Schedule delivered to Buyer by or on behalf of Hightower pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

Section 3.15                      Assignment.  Seller represents and warrants to Buyer that the Trust Agreement and Assignment for the Benefit of Creditors of Hightower, Incorporated executed on or about May 1, 2012 is a valid and enforceable assignment recognized under Illinois law as a nonjudicial alternative for administering the affairs of an insolvent business enterprise such as Hightower.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller that the statements contained in this Article 4 are correct and complete as of the Closing Date.

Section 4.01                       Organization of Buyer.  Buyer is a Delaware corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

Section 4.02                       Authorization of Transaction.  Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement has been duly authorized by all necessary action by Buyer.  This Agreement has been duly executed and delivered by Buyer.  This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

Section 4.03                       Noncontravention.  Neither the execution and the delivery of this Agreement (including the documents referred to in Section 2.06 above), nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of the organizational documents of Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to enter into or perform its obligations under this Agreement.

Section 4.04                       Brokers’ Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Hightower could become liable or obligated.

Section 4.05                       No Other Representations and Warranties.  Except as set forth in this Agreement, Buyer makes no other representation or warranty, express or implied, with respect to any of the transactions contemplated by this Agreement, with respect to Buyer, or with respect to any other matter whatsoever.

Section 4.06                       Transition.  Immediately after the date hereof, Buyer and the Stockholders  will develop a joint client communication program, under which (among other things) the Stockholders  will make introductions to customers of the Business and assist in responding to any questions raised, and will encourage customers of the Business to move and maintain their business to Buyer and to consent as necessary to the transfer to Buyer of the Contracts and Client Lists, as applicable.  Neither Hightower nor any Stockholder will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Hightower from maintaining the same business relationships with Buyer after the Closing as it maintained with Hightower prior to the Closing.  Seller and the Stockholders will refer all customer inquiries relating to the Business to Buyer after the Closing.

ARTICLE 5

POST-CLOSING COVENANTS

Section 5.01                       General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article 7 below).

Section 5.02                       Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any Proceeding in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Article 7 below).

Section 5.03                       Proprietary Information.  From and after the Closing, neither Hightower, Seller nor any of the Stockholders shall, either directly or indirectly (including through an Affiliate), disclose to any third party or make use of (except as required by law or to pursue their rights, under this Agreement), any information or documents of a confidential nature concerning Hightower, Seller, the Stockholders, the Business, the Acquired Assets or the Buyer or its business, except to the extent that such information or documents shall have become public knowledge other than through improper disclosure by Hightower, Seller or any of the Stockholders or any of their Affiliates.

Section 5.04                       Solicitation and Hiring.  For a period of two years after the Closing Date, neither Hightower nor any of the Stockholders shall, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any Employee of Buyer to terminate his employment with Buyer or any Affiliate of Buyer or (b) hire or attempt to hire any Employee of Buyer.

Section 5.05                       Non-Competition.  Hightower along with each Stockholder as set forth on the signature page hereto shall personally enter into a three (3) year non-compete and non-solicitation agreement with Buyer, whereby the Stockholders agree to the following: (i) the Stockholders shall not solicit any individual or entity set forth on the Client Lists; (ii) the Stockholders shall not work for any Sage reseller within a 100 mile radius of Skokie, Illinois; (iii) the Stockholders shall not create, develop, sell, market, or resell any product that competes with Hightower’s Enhancements; (iv) the Stockholders shall not solicit in any way any of Buyer’s employees or contractors; and (v) Notwithstanding the foregoing, the Stockholders shall be entitled to contact or communicate with Sage business partners for any purpose not contrary to the other provisions of this Section 5.05.

Section 5.06                       Apportionment.  If Hightower, Seller, or any of the Stockholders, or any of their Affiliates receive any amounts in payment of obligations owed to Buyer, including, but not limited to, payments owed to Buyer in respect of the Acquired Assets, then the receiving party shall promptly deliver or pay them over to Buyer.  If Buyer or any of its Affiliates receives any amounts in payment of obligations owed to Hightower, Seller or any of the Stockholders or any of their respective Affiliates then Buyer shall promptly deliver or pay them over to Seller.

Section 5.07                       Alternate Forms of Asset Transfer.  Buyer shall undertake performance of any obligation contained in the Acquired Assets, in Hightower’s and Seller’s stead, and, if any such obligation cannot be assigned without the consent of a third party which shall not have been obtained, Buyer’s undertaking shall constitute a sub-contract of Hightower’s and Seller’s obligation or other kind of arrangement between Buyer, Seller and Hightower, if any, pursuant to which Buyer can undertake such performance (and receive the benefit thereof) without such third party’s consent; or if no such arrangement shall exist, Buyer shall nonetheless perform such obligation, unless the third party shall expressly reject Buyer’s performance, in which case, Buyer shall be released of the undertaking with respect to such obligation, and Hightower  shall be liable for any damages that the third party shall establish that it suffered and indemnify Buyer and hold Buyer harmless with respect thereto.

Section 5.08                       Use of Proceeds.  Seller shall apply the proceeds from the transactions contemplated by this Agreement as specified above in Section 2.02.

Section 5.09                       Certain Tax Considerations

(a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Acquired Assets (including any real property transfer Tax and any similar Tax) shall be borne and paid by Hightower, when due, and Hightower will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(b) Hightower shall take all actions required to comply with all bulk sales laws which may be applicable to the transactions contemplated herein, including, without limitation, the timely filing of any required Tax Returns.

(c) For the avoidance of doubt, Hightower shall be responsible for the filing of all Tax Returns and the payment of all Taxes (whether or not shown on such returns) with respect to Hightower, the Acquired Assets and the Business for all periods up to and including the Closing Date and all such Taxes shall be Excluded Liabilities.

ARTICLE 6

CONDITIONS TO OBLIGATION TO CLOSE

Section 6.01                      Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) (i) the representations and warranties set forth in Article 3 above, shall be true and correct in all material respects, and (ii) all agreements and covenants contained in this Agreement shall have been performed or complied with by Hightower, in each case, at and as of the Closing Date;

(b) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6.01(a) is satisfied in all respects;

(c) Seller shall have delivered to Buyer the bill of sale required under Section 2.06, together with any other instrument of transfer necessary to convey to Buyer all of the Acquired Assets, which instruments shall be reasonably satisfactory in form and substance to Buyer;

(d) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(e) Buyer shall have received from counsel to Seller, an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to Buyer, and dated as of the Closing Date;

(f) Buyer shall have received duly executed UCC-3 termination statements and such other release and termination instruments (or copies thereof) as the Buyer shall reasonably request in order to vest all right, title and interest in and to the Acquired Assets free and clear of all Security Interests; and

(g) Hightower shall have timely filed any and all required Tax Returns necessary to comply with all bulk sales laws which may be applicable to the transactions contemplated herein.

Buyer may waive any condition specified in this Section 6.01 if it executes a writing so stating at or prior to the Closing.

Section 6.02                      Conditions to Obligation of Seller.  The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) (i) the representations and warranties set forth in Article 4 above shall be true and correct in all material respects and (ii) all agreements and covenants contained in this Agreement shall have been performed or complied with by Buyer, in each case, at and as of the Closing Date;

(b) Buyer shall have delivered to Seller a certificate to the effect that each of the condition specified above in Section 6.02(a) is satisfied in all respects;

(c) Buyer shall have delivered to Seller the items required under Section 2.06, together with any other instruments necessary to acquire right, title and interest in and to the Acquired Assets, which instruments shall be reasonably satisfactory in form and substance to Seller;

(d) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

Seller may waive any condition specified in this Section 6.02 if it executes a writing so stating at or prior to the Closing.

ARTICLE 7

REMEDIES FOR BREACHES OF THIS AGREEMENT.

Section 7.01                      Survival.  All of the representations, warranties and covenants contained in this Agreement, and the Exhibits and Disclosure Schedule attached hereto shall survive the Closing and remain in full force and effect for eighteen (18) months commencing on the Closing Date.

Section 7.02                      Indemnification.

(a) Hightower and each Stockholder, jointly and severally agrees to indemnify, defend and hold harmless Buyer, its Affiliates and, if applicable, their respective directors, managers, officers, shareholders, members, partners, employees, attorneys, accountants, agents and representatives and their heirs, successors and assigns from and against any and all Adverse Consequences based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty or covenant of Hightower or any Stockholder contained in this Agreement, (ii) any Adverse Consequences Buyer shall suffer under Section 5.07 hereof and (iii) any Adverse Consequences Buyer shall suffer from, or any Third Party Claim, arising out of or in connection with the Acquired Assets prior to the Closing Date.

(b) Buyer agrees to indemnify, defend and hold harmless Hightower and each Stockholder, its Affiliates and, if applicable, their respective directors, managers, officers, shareholders, members, partners, employees, attorneys, accountants, agents and representatives and their heirs, successors and assigns from and against any and all Adverse Consequences based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty or covenant of Buyer contained in this Agreement, and (ii) any Adverse Consequences Hightower shall suffer from, or any Third Party Claim, arising out of or in connection with, the Business or the Acquired Assets after the Closing Date.

(c) The obligations to indemnify and hold harmless pursuant to paragraphs (a) and (b) of this Section 7.02 shall survive the consummation of the transactions contemplated hereby for the period set forth in Section 7.01, except for claims for indemnification asserted prior to the end of such period, which claims shall survive until final resolution thereof.

(d) Each of Buyer and Hightower agree that any legal fees and expenses that result from a meritorious claim made under this Article 7 that is not a Third Party Claim shall be paid by the Indemnifying Party.

Section 7.03                      Matters Involving Third Parties.

(a) If any Party entitled to be indemnified pursuant to Section 7.02 (an “Indemnified Party”) receives notice of the assertion of any claim in respect of Adverse Consequences (a “Third Party Claim”), such Indemnified Party shall give the party who may become obligated to provide indemnification hereunder (the “Indemnifying Party”) written notice describing such claim or fact in reasonable detail (the “Notice of Claim”) promptly (and in any event within ten (10) Business Days after receiving any written notice from a third party).  The failure by the Indemnified Party to timely provide a Notice of Claim to the Indemnifying Party shall not relieve the Indemnifying Party of any liability, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to provide timely notice hereunder.

(b) In the event any Indemnifying Party notifies the Indemnified Party within ten (10) Business Days after the Indemnified Party has provided a Notice of Claim that the Indemnifying Party is assuming the defense thereof: (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice, subject to the consent of the Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest); (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

(c) In the event the Indemnifying Party does not notify the Indemnified Party within ten (10) Business Days after the Indemnified Party provides the Indemnifying Party with a Notice of Claim that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party shall have the right, subject to the provisions of this Article, to undertake the defense, compromise or settlement of such claim for the account of the Indemnifying Party.  Unless and until the Indemnifying Party assumes the defense of any claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any such action or proceeding.  Each Indemnified Party shall agree in writing prior to any such advance that, in the event it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Article 7.

(d) In the event that the Indemnifying Party undertakes the defense of any claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

Section 7.04                      Right of Offset.  Buyer may offset any amount that may be owed to Seller or a Stockholder under this Agreement or under the Consulting Agreements entered into on the date hereof against any Adverse Consequences, but any such offset shall in no manner limit a Stockholder’s and/or Seller’s liability, if any, to Buyer.

ARTICLE 8

EMPLOYEES OF THE BUSINESS

Section 8.01                      No Obligations to Employees.  Except as provided in this Agreement, Hightower shall be solely responsible for all obligations it may have with respect to all Employees of Hightower, and Buyer shall not assume Hightower’s obligations with respect to Hightower’s Employees.

Section 8.02                      Commission Payments Owed By Seller.  Buyer shall not be responsible for any outstanding commission payments due to Employees for the period prior to March 23, 2012 and/or other sales made by the Employees on or prior to March 23, 2012. The Stockholders represent and agree that the payment of such commissions is an obligation of the Stockholders.  The Stockholders further represent that they shall, on the Closing Date, pay Employees any and all outstanding commission amounts due.

ARTICLE 9

MISCELLANEOUS

Section 9.01                      Press Releases and Public Announcements.  Commencing on the Closing Date, Buyer may issue any press release or make any public announcement relating to the subject matter of this Agreement. Hightower, Seller and the Stockholders are precluded at all times from issuing any press release or making any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer.

Section 9.02                      No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Indemnified Parties and their respective successors and permitted assigns.

Section 9.03                      Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

Section 9.04                      Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 9.05                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 9.06                      Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.07                      Notices.  Any notice or other communications hereunder must be in writing and shall be deemed to have been duly given and received on the day on which it is served by personal delivery upon the party for whom it is intended, on the third Business Day after it is mailed by registered or certified mail, return receipt requested, on the Business Day after it is delivered to a national courier service addressed to the party for whom it is intended, or on the Business Day on which it is sent by telecopier; provided, that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

To Buyer:

SWK Technologies, Inc.
5 Regent Street, Suite 520
Livingston, New Jersey 07039
Telephone: (973) 758-6110
Attention: Jeffrey Roth

With copies to:

Lucosky Brookman, LLP
33 Wood Avenue South, 6th Floor
Iselin, New Jersey 08830
Telephone: (732) 395-4400
Attention: Joseph M. Lucosky, Esq.

To Seller:

Neal Wolf & Associates, LLC
155 North Wacker Drive, Suite 1910
Chicago, Illinois 60606
Telephone: (312) 228-4990
Attention: Neal L. Wolf, Esq.

To Hightower and the Stockholders:

Hightower, Inc.
4709 Golf Road
Skokie, Illinois 60076
Telephone: (847) 674-0081
Attention: Jeffrey Rosengarden

With copies to:

O'Rourke and Moody
55 West Wacker, Suite 1400
Chicago, Illinois 60601
Telephone: (312) 849-2020
Attention: Michael C. Moody, Esq.

Section 9.08                      Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois .

(b) Any judicial proceeding brought with respect to this Agreement by the Stockholders and/or Hightower must be brought in the United States District Court in the State of New Jersey or any court of competent jurisdiction in the State of New Jersey located in Middlesex County. Any judicial proceeding brought with respect to this Agreement by the Buyer must be brought in the United States District Court in the State of Illinois or any court of competent jurisdiction in the State of Illinois located in Cook County; and, each Party: (i) accepts unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and agrees to be bound by any final, non-appealable judgment rendered thereby in connection with this Agreement; and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said Courts or the State of Illinois or New Jersey other than for such purpose.

(c) THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT.

Section 9.09                      Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Seller, and Hightower.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.10                      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 9.11                      Expenses.  Each of Seller, Hightower, the Stockholders and Buyer will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 9.12                      Construction.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Personal pronouns, when used in this Agreement, whether in the masculine, feminine or neuter gender, shall include all other genders, and the singular, shall include the plural, and vice versa.

Section 9.13                      Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 9.14                      No Breach of Fiduciary Duty Required.  Nothing in this Agreement shall require, or be construed to require, Seller, Hightower or the Stockholders to take any action or omit to take any action that would be a breach of its fiduciary duties under any agreement to which it is a party or under Applicable Law or which would otherwise be contrary to applicable law.  Without limiting the generality of the foregoing, nothing herein shall require Seller, Hightower or the Stockholders to exercise its discretion to provide any consent or other authorization on behalf of any other Person for which it acts in a fiduciary capacity if such consent or authorization is within its discretion in such fiduciary capacity.  The Parties shall cooperate in good faith to avoid any such breach of fiduciary duties or applicable laws while preserving the overall economic terms of this Agreement and the benefits intended to be provided to the respective Parties hereunder.

[-Signature Page to Asset Purchase Agreement Follows-]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SWK TECHNOLOGIES, INC.

By:  _______________________________
Jeffrey Roth
        Chief Executive Officer

NEAL L. WOLF, ESQ., not individually, but solely in his capacity as Trustee-Assignee under Trust Agreement and Assignment for the Benefit of Creditors of Hightower, Incorporated

By:  _______________________________
Neal L. Wolf, Esq.

HIGHTOWER, INC.

By:  ________________________________
Jeffrey Rosengarden
Chief Executive Officer

STOCKHOLDERS

By:
Jeffrey Rosengarden

By:
Robert Nordin

By:
Brian Dunn

[-Signature Page to Asset Purchase Agreement-]

EXHIBIT A

Form of Consulting Agreement

(See Attached)

EXHIBIT B

Form of Consulting Agreement

(See Attached)

EXHIBIT C

Form of Bill of Sale

(See Attached)

EXHIBIT D

Form of Opinion of Counsel to Seller

(See Attached)

EXHIBIT E

Client Lists

(See Attached)

SCHEDULE 3.10

Tangible Personal Property

Systems	Servers	Other
1. 1 Thinkpad Edge (Santos)	1. 1 DL320 - Office	1. 1 APC AP9211PDU
2. 1 HC CP2025	2. 2 DL380 G2 – Office	2. 1 Raritan IP KVM
3. 1 HP 8000 x 2	3. 2 DL380 G3 – Office	3. 1 Cisco PIX 518E
4. 1 Epson Projector 71c	4. 2 DL380 G4 – Office	4. 1 3COM Switch
5. 1 Oki Data ML321	5. 1 DL38- G5 - Office	5. 1 HP Storage Works Array 500G2
6. 1 Laptop Nobilis N4045	6. 3 Cisco 3500	6. 1 Raritan Keyboard and Mouse
7. 1 Acer LCD	7. 2 PIX506E Firewalls	7. 25 Phones, 1 Polycom Speaker Spider Reception phone
8. 3 LCD Displays	8. 4 Smartups 2200 with extended battery	8. 1 Postage Machine
9. 1 PowerMac (Older) (Dan)	9. 1 DL320- Cluster backup	9. 1 Dart Board
10. 1 LCD (Dan)	10. 1 DL-140 HTIAD1	10. 1 Basketball Machine
11. 1 Generic PS (Elaine)	11. 1 DL-320 HTIAD2	11. 1 Skeeball Machine
12. 1 HP 2500	12. 1 DL-380 HTI-C2	12. 2 Short LED Displays
13. 1 Nobilis System (Chris)	13. 1 DL-380-HTI-C1	13. 1 Long LED Display
14. 1 Nobilis and LCD (Peggy)	14. 1 DL-380-HTIMS	14. 1 XRT Minute Man Power Unit
15. 1 Dell Vostro 200 (Nabil)	15. 1 DL140-Cluster DNS
16. Dimension 3000 and LCD (Sarah)
17. 1 Vostro 200 and 2 15” LCD (James)
18. 1 Signature Disc Duplicator and Associated Systems
19. 4 Nobilis Dev Systems
20. 2 PC’s and 2 17” LCD Reception
21. 1 HP 7900 and 17” LCD (Niaz)
22. 1 HP NX6125 Laptop
23. 1 HTI (Deutis)

24. 1 Buffalo Terastation –NAS
25. 1 Buffalo Terastation Pro – NAS
26. 2 Dukaine Image Projectors 8755B
27. 7 ATC PC’s and LCD’s

SCHEDULE 3.11

Intellectual Property

Enhancements	Custom Programming Solution
1. Source documents for all product design/development documentation for all supported versions	1. Source documents for all programming specifications and user documentation (including signed specifications)
2. Source code/projects for every component of enhancement for all supported versions	2. Source code/projects for every component of custom solution
3. Source Documents/projects for all help files, installation instructions, user manuals/guides for all supported versions	3. Installation deliverables for custom solution
4. Installation deliverables for all supported versions	4. Source projects used to create installation deliverables (example install shield projects)
5. Source projects used to create installation deliverables (example – install shield projects) for all supported versions	5. All passwords used for source code protection for custom solution
6. All passwords used for source code protection for all supported versions	6. Source/code projects used for producing product registration codes
7. Source code/projects used for producing enhancement registration codes for all supported versions	7. All equipment used to develop, test and deploy custom solution along with equipment documentation.
8. All equipment used to develop, test, and deploy enhancement along with equipment documentation

SCHEDULE 3.13

Accounts Receivable

(See Attached)